EXHIBIT 5


                                    FORM OF
                     CERTIFICATE OF DESIGNATION OF SERIES A
                                PREFERRED STOCK

                                       of

                             EVOLVE SOFTWARE, INC.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

         I, the undersigned duly authorized officer of Evolve Software, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of
Section 103 thereof, and pursuant to Section 151 thereof, do hereby certify:

         That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors of the Corporation on September 21, 2001, adopted the following resolution creating a series of 2,800,000 shares of Series A Preferred Stock, par value $0.001 per share:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, that the shares of such series shall be designated as Series A Preferred Stock (the "Series A Preferred Stock"), that the number of shares constituting such series shall be 2,800,000 and that the designation and amount thereof and the preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as set forth herein.

         For purposes of this Certificate of Determination and the Certificate of Incorporation, (i) any series of Preferred Stock of the Corporation entitled to dividends, liquidation and redemption preference on a parity with the Series A Preferred Stock shall be referred to as "Parity Preferred Stock," (ii) any series of Preferred Stock ranking senior to the Series A Preferred Stock and Parity Preferred Stock with respect to dividends, liquidation preference or redemption shall be referred to as "Senior Stock," and (iii) the Common Stock and any series of Preferred Stock ranking junior to the Series A Preferred Stock and Parity Preferred Stock with respect to dividends, liquidation preference and redemption shall be referred to as "Junior Stock." As of the date of this Certificate of Determination there is not outstanding any Parity Preferred Stock or Senior Stock.

         The rights, privileges and other terms of the Series A Preferred Stock shall be as follows:

          (1) Dividends. In the event that the Corporation shall declare a distribution on the Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (including cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then in each such case the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though such holders of Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock are convertible pursuant to
Section 3(a) hereof as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (2) Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary:

                    (i) After setting apart or paying in full the preferential amounts due to any holders of Senior Stock, the holders of the Series A Preferred Stock and any Parity Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Stock, by reason of their ownership thereof, an amount equal to their full liquidation preference, which in the case of the Series A Preferred Stock shall be $10.00 per share (as adjusted for any stock-splits or dividends in kind), which amount shall increase at a rate of 8.00% per annum, compounded quarterly, commencing on the date of issuance of each such share, plus any declared but unpaid dividends on such shares (the "Series A Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred Stock and any Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then after setting apart or paying in full the preferential amounts due to holders of Senior Stock the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock and Parity Stock in proportion to the number of shares and the respective liquidation preferences of Series A Preferred Stock and Parity Stock held by each such holder.

         After payment has been made to the holders of the Series A Preferred Stock and any Parity Stock of their respective Liquidation Preferences, the holders of the Junior Stock shall be entitled to receive the remaining assets of the Corporation as set forth in the Certificate of Incorporation or any certificate of designation defining the liquidation preference of any such Junior Stock, or otherwise in proportion to the number of shares of Junior Stock held by each such holder.

               (b) For purposes of this paragraph 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, (A) (i) the Corporation's sale of all or substantially all of its business, assets or property (including intellectual property) or (ii) any transaction or series of related transactions resulting in a reorganization, merger, or consolidation (whether or not the Corporation is the entity surviving such transaction) in which holders of all voting equity securities of the Corporation immediately prior to such transaction will hold (by reason of their holdings in the Corporation) less than 50% of the voting equity securities of


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

the Corporation or other entity surviving such transaction or (B) a transaction or series of related transactions in which a person or group (as defined in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (the "Exchange Act")) (excluding Warburg Pincus Private Equity VIII, L.P. and its affiliates) acquires beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) of more than 50% of the voting equity securities of the Corporation (in each case, a "Change of Control Transaction"); provided however that in the event of a Change of Control Transaction which occurs prior to the fifth anniversary of the issuance of any share of Series A Preferred Stock, the Series A Liquidation Preference associated with such share shall be computed as if such Change of Control Transaction occurred on the fifth anniversary of the issuance of such share; and, provided further, that in the event of a Change of Control Transaction, if the amount that would have been received by holders of Series A Preferred Stock had the full amount of the Series A Liquidation Preference per share (calculated in accordance with this paragraph) been converted into Common Stock prior to the Change of Control Transaction (the "As-Converted Amount") exceeds the amount which would have been received in respect of each share of Series A Preferred Stock absent such conversion, then each holder of Series A Preferred will be entitled to receive the As-Converted Amount of each share of Series A Preferred Stock.

               (c) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined by the Board of Directors in the good faith exercise of its reasonable business judgment. Any securities shall be valued as follows:

                    (i) Securities not subject to restrictions on free marketability:

                         (1) If traded on a securities exchange or through
Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                         (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                         (3) If there is no active public market, the value
shall be the fair market value thereof, as determined (x) by agreement between the Corporation and the holder of a majority of the outstanding shares of Series A Preferred Stock or (y) in the absence of such agreement, by the Board of Directors in the good faith exercise of its reasonable business judgment (after consultation with a mutually acceptable financial advisor in the event such fair market value is expected in good faith by a majority of the Board of Directors or a majority of the Series A Directors to exceed $1,000,000).

                    (ii) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in
(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined (x) by agreement between the Corporation and the holder of a majority of the


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

outstanding shares of Series A Preferred Stock or (y) in the absence of such agreement, by the Board of Directors in the good faith exercise of its reasonable business judgment (after consultation with a mutually acceptable financial advisor in the event such fair market value is expected in good faith by a majority of the Board of Directors or a majority of the Series A Directors to exceed $1,000,000).

          (3) Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert and Automatic Conversion.

                    (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Liquidation Preference of such share (computed as of the date of conversion), by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series A Conversion Price shall initially be equal to $0.50. The Conversion Price shall be subject to adjustment as hereinafter provided.

                    (ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price at the earlier of (i) the delivery of notice of automatic conversion by Company to all holders of Series A Preferred Stock, provided that such notice may not be given (A) prior to the fifth anniversary of the first date of issuance of Series A Preferred Stock, and (B) unless closing sales price of the Corporation's Common Stock during regular trading hours was $5.00 or more (as adjusted for stock-splits, stock dividends and similar events) for thirty (30) consecutive trading days ending not more than ten (10) days prior to the date of such notice, or (ii) at the election of the holders of a majority of the outstanding shares of the Series A Preferred Stock.

               (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of the Common Stock as determined by the Board of Directors in accordance with Section 2 (c) hereof. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock. Except as set forth in the following sentence, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In the event of an automatic conversion pursuant to Section 3(a)(ii), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Series A Preferred Stock; and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such Series A Preferred stock are either delivered to the Corporation or the transfer agent for such Series A Preferred Stock as provided above, or the holder notifies the Corporation or the transfer agent for such Series A Preferred stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

               (c) Adjustments to Conversion Price for Diluting Issues.

                    (i) Special Definitions. For purposes of this Section 3, the following definitions shall apply:

                         (1) "Options" shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         (2) "Convertible Securities" shall mean any
evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                         (3) "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Section 3(c)(iii), deemed to be issued) by the Corporation after the first issuance of shares of Series A Preferred Stock (the "Original Issue Date") other than shares of Common Stock issued or issuable:

                              (A) upon conversion of shares of Series A
Preferred Stock, upon the issuance of Options, including exercise or conversion of Convertible Securities subject to such Options, issued or issuable pursuant to the terms of the agreement or agreements governing initial issuance and sale of Series A Preferred Stock, or upon exercise or conversion of Options or Convertible Securities outstanding as of the date hereof;

                              (B) to officers,directors or employees of,
or consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other stock incentive program, including without limitation sales of shares to such persons pursuant to restricted stock purchase agreements (collectively, the "Plans") approved by the Board of Directors;

                              (C) as a dividend or distribution on the
Series A Preferred Stock or in connection with any stock split, stock dividend or similar transaction;

                              (D) in connection with (1) equipment lease
financing transactions with institutions regularly engaged in equipment leasing or (2) bank lending, if such transactions are approved by the Board of Directors, and such issuance is not principally for the purpose of raising additional equity capital for the Corporation; provided however that the number of shares of Common Stock so excluded in any fiscal year of the Company shall not exceed 0.5% of the number of shares of Common Stock outstanding (determined as of the date of issuance of such shares of Common Stock), after giving effect to the conversion of all outstanding shares Series A Preferred Stock and other "in-the-money" (as such term is defined in paragraph 3(c)(iv) below) securities convertible into Common Stock unless such grants are approved by a majority of the Series A Directors present and voting;

                              (E) securities issued to customers
or joint venture partners or in connection with other strategic alliances approved by the Board of Directors including a majority of the Series A Directors present and voting which involve the grant of licenses or localization, distribution, OEM, bundling, manufacturing or resale rights with respect to the Corporation's products or technology; and

                              (F) securities issued pursuant to the
acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets of the other corporation, or other reorganization approved by the Board of Directors including a majority of the Series A Directors present and voting; and

                              (G) by way of dividend or other distribution
on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C), (D), (E) or (F) or on shares of Common Stock so excluded, provided that such issuance is made (x) pursuant to obligations of the Corporation established in connection with the original issuance of such securities or (y) to all holders of the Corporation's capital stock in proportion to the number of shares held.

                         (ii) No Adjustment of Conversion Price: No adjustment
in the Series A Conversion Price shall be made in respect of the issuance or deemed issuance (pursuant to Section 3(c)(iii) below) of Additional Shares of Common Stock unless the consideration per share (determined in accordance with paragraph 3(c)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is or would be less than the Series A Conversion Price in effect on the date of, and immediately prior to such issue or deemed issue. No adjustment in the Series A Conversion Price shall be made pursuant to paragraph (iv) below as a result of any stock dividend or subdivision which causes an adjustment in the Conversion Price pursuant to Section 3(d) below.

                         (iii) Deemed Issue of Additional Shares of Common
Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities which are excisable for or convertible into Additional Shares of Common Stock or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares

(as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any case in which Additional Shares of Common Stock are deemed to be issued:

                              (A) no further adjustment in the Series A
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                              (C) no readjustment pursuant to clause (B)
above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                         (iv) Adjustment of Conversion Price Upon Issuance of
Additional Shares of Common Stock. Except as set forth in (e) below, in the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph 3(c)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) which shall be determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue, (iii) the number of shares of Common Stock issuable upon exercise of outstanding in-the-money Options and conversion of outstanding in-the-money Convertible Securities and (iv) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (2) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue, (3) the number of shares of Common Stock issuable upon exercise of outstanding in-the-money Options and conversion of outstanding in-the-money Convertible Securities and (4) the number of such Additional Shares of Common Stock so issued. "In-the-money" Options and Convertible Securities shall be deemed to include all securities exercisable for or convertible into shares of Common Stock with a fair market value equal to or greater than the fair market value of the consideration which must be paid or which must be foregone to effect such exercise or conversion.

                         (v) Determination of Consideration. For purposes of
this paragraph 3(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1) Cash and Property. Such consideration shall:

                              (A) insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                              (C) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                         (2) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph 3(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                              (x) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                              (y) the maximum number of shares of Common Stock
(as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (d) Adjustments for Stock Dividends, Subdivisions, Combinations, or Consolidations. In the event the Corporation shall pay a stock dividend on the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Series A Conversion Price in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                    (e) Additional Adjustments.

                         (i) Adjustment of Conversion Price Upon Issuance of
Additional Shares of Common Stock in Connection with Vivant! Acquisition. In the event this Corporation, as of the earlier of (A) July 31, 2002, (B) the date of conversion of the Series A Preferred Stock into shares of Common Stock pursuant to this Section 3, and (C) the date of any liquidation, dissolution or winding up of the Corporation as defined in Section 2 hereof, shall have issued an aggregate number of shares of Common Stock (net of any shares issued and subsequently cancelled by the Corporation) in connection with the Corporation's acquisition of the assets of Vivant! Corporation pursuant Sections 3.2 or 3.3(b) of the Asset Acquisition Agreement dated as of May 22, 2001 (the "Vivant Agreement") that, together with any shares of Common Stock already issued pursuant to the Vivant! Agreement as of the date of the filing of this Certificate of Designation, exceeds 2,078,254 shares of Common Stock (as adjusted for stock splits, stock dividends, stock combinations and the like), then and in such event, the Series A Conversion Price shall be reduced as set forth in paragraph (iii) hereof.

                         (ii) Adjustment of Conversion Price Upon Payment of
Certain Amounts. In the event this Corporation shall pay, directly or indirectly, consideration of more than $1,000,000 in the aggregate (such amount, including the initial $1,000,000, an "Excess Payment") (A) pursuant to a settlement agreement or a final and binding award of damages by a court or arbitrator with respect to an Eligible Claim (as defined below) involving payment of consideration by the Corporation (net of any consideration received by the Corporation in connection with such Eligible Claim from third parties including insurance carriers, co-defendants and adverse parties) in excess of $100,000 but not more than $1,000,000, (B) pursuant to a settlement agreement or a final and binding award of damages by a court or arbitrator with respect to an Eligible Claim involving payment by the Corporation of consideration (net of any consideration received by the Corporation in connection with such Eligible Claim from third parties including insurance carriers, co-defendants and adverse parties) in an amount in excess of $1,000,000 (a "Major Damage Award"), (C) all out-of-pocket fees and expenses (including out-of-pocket expenses of investigation and attorneys fees and expenses) paid by the Company in connection with the defense of an Eligible Claim which results in a Major Damage Award and (D) in payment by the Corporation of any federal or state taxes arising out of the forgiveness of indebtedness of employees or former employees of the Company that was incurred in connection with the acquisition of any of the Company's securities, then and in such event the Series A Conversion Price shall be reduced as set forth in paragraph (iii) hereof. For purposes hereof, "Eligible Claim" shall mean any action, suit, or proceeding threatened in writing or commenced prior to or within 12 months following the filing of this Certificate of Designation based on a claim relating to or arising out of either (a) the conduct of the Company's business, which claim is based on alleged facts and circumstances that would constitute a breach of the representations and warranties of the Corporation set forth in Section 3 of that certain Series A Preferred Stock Purchase Agreement dated as of September 23, 2001 among the Corporation and certain purchasers of shares of Series A Preferred Stock (the "Series A Agreement") disregarding the qualifications or modifications to such representations and warranties contained in Sections 3.7 and 3.13 of the Schedule of Exceptions to the Series A Agreement, or (b) a misstatement or alleged misstatement of a material fact, or omission or alleged omission to state a material fact, in connection with the purchase or sale, or failure to purchase or sell, any of the Corporation's securities; provided that the material facts or circumstances of the claims described in paragraphs (a) and
(b) occurred prior to the date of the filing of the Certificate of Designation.

                         (iii) Adjustment Formula. In each event that
adjustment to the Series A Conversion Price is required under Paragraph (i) or
(ii) above, the Series A Conversion Price then in effect shall be reduced, concurrently with such event, to a price (calculated to the nearest cent) which shall be determined by multiplying such Conversion Price by a fraction, the numerator of which shall be one, and the denominator of which shall be the sum of one plus a fraction, the numerator of which shall be the New Share Number and the denominator of which shall be the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to such issue and (2) the number of shares of Common Stock issuable upon exercise of outstanding Options and conversion of outstanding Convertible Securities, but excluding all shares of Common Stock issuable upon conversion of Series A Preferred Stock outstanding or issuable upon conversion of outstanding warrants therefor and shares of Common Stock issuable upon exercise of Warrants therefor that were issued in connection with the issuance of shares of Series A Preferred Stock. For purposes hereof, the New Share Number shall equal (A) in the case of any adjustment required under paragraph (i) the number of shares of Common Stock so issued, and (B) in the case of any adjustment required by paragraph (ii) the sum of (x) the number of shares of Common Stock actually issued, to the extent the Excess Payment is made in Common Stock, and (y) the value of the Excess Payment, to the extent it is not paid in Common Stock, divided by the value of the Corporation's Common Stock on the date of payment (determined in accordance with Paragraph 2(c)(i)).

                    (f) No Impairment. Unless approved in accordance with Section (5) hereof the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                    (g) Notices of Record Date. In the event that the Corporation shall propose at any time:

                         (i) to declare any dividend or distribution upon its
Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                         (ii) to offer for subscription pro rata to the holders
of any class or series of its stock any additional shares of stock of any class or series or other rights;

                         (iii) to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                         (iv) to merge with any other corporation (other than a
merger in which the Company is the surviving entity and the holders of the outstanding voting equity securities of the Corporation immediately prior to such merger hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred Stock:

                              (1) at least twenty (20) days' prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                              (2) in the case of the matters referred to in
(iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given when so mailed.

                    (h) Recapitalization. If at any time or from time to time there shall be a merger, consolidation, recapitalization or similar transaction of the Corporation (other than a transaction treated as a liquidation for purposes of Section 2 or a subdivision or combination as set forth in Section 3(d)) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or any successor thereto to which a holder of Common Stock deliverable upon conversion of each share of such series would have been entitled on such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A

Preferred Stock after the such transaction to the end that the provisions of this Section 3 (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after such transaction as nearly equivalent as may be practicable.

                    (i) Adjustments for Other Distributions. In the event the Corporation at any time, or from time to time, makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 3, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon the date of such distribution, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock, been converted into Common Stock on such date.

                    (j) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this paragraph 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such applicable adjustments and readjustments, (2) the applicable Series A Conversion Price at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Preferred Stock. Any certificate sent to the holders of the Series A Preferred Stock pursuant to this Section 3(i) shall be signed by an officer of the Corporation.

                    (k) Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    (l) Issue and Transfer Taxes. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock to be converted and no such issue or delivery will be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

               (4) Voting Rights and Directors.

                    (a) Except as otherwise required by law, or as otherwise set forth herein, the holders of Series A Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, as follows: (i) each holder of Series A Preferred Stock shall have one vote for each full share of Common Stock into which the Series A Preferred Stock would be convertible as of the Original Issue Date, subject to adjustment for stock dividends, subdivisions, combinations or consolidations pursuant to
Section 3(d) hereof, and (ii) the holders of Common Stock shall have one vote per share of Common Stock.

                    (b) As long as the number of outstanding shares of Series A Preferred Stock is not less than 75% of the aggregate number of shares of Series A Preferred Stock issued by the Corporation, the holders of such shares of Series A Preferred Stock shall vote as a separate class to elect three (3) directors of the Corporation. The foregoing number of directors to be elected by holders of the Series A Preferred Stock voting as a separate class (the "Series A Directors") shall be reduced as follows: (i) to two (2) directors if
(A) the number of outstanding shares of Series A Preferred Stock is less than 75%, but not less than 50%, of the aggregate number of shares of Series A Preferred Stock issued by the Corporation, or (B) if less than 500,000 shares of Series A Preferred Stock are issued and sold by the Corporation after the initial issuance date of the Series A Preferred Stock upon exercise of stock purchase warrants issued by the Corporation to Warburg Pincus Private Equity VIII, L.P. concurrently with such initial issuance (the "Warrants") prior to expiration of such Warrants, (ii) to one (1) director if the number of outstanding shares of Series A Preferred Stock is less than 50%, but not less than 25%, of the aggregate number of shares of Series A Preferred Stock issued by the Corporation, and (iii) to zero (0) if the number of outstanding shares of Series A Preferred Stock is less than 25% of the aggregate number of shares of Series A Preferred Stock issued by the Corporation. Immediately upon any event causing such a reduction in the number of Series A Directors, the term of the Series A Director with the shortest remaining term of office shall thereupon automatically cease and such resulting vacancy shall be filled by a new director appointed by a majority of the directors who are not Series A Directors. One of the three initial Series A Directors shall be appointed to each of the three classes of directors of the Corporation (Class I, Class II and Class III). In the case of a vacancy (other than a vacancy caused by a reduction in the number of Series A Directors as set forth above) in the office of a director occurring among directors elected by the holders of Series A Preferred Stock pursuant to this Section 4(b), the remaining directors so elected by Series A Preferred Stock (or if there is no such director remaining, the holders of a majority of the Series A Preferred Stock), may elect a successor or successors to hold office for the unexpired term of the director or directors whose places shall be vacant. Any director who shall have been elected by the holders of Series A Preferred Stock or by any directors so elected as provided in the immediately preceding sentence may be removed during the aforesaid term of office, with or without cause, by the affirmative vote of holders of the Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by an affirmative vote of holders of Series A Preferred Stock represented at the meeting or pursuant to the written consent. All directors other than the Series A Directors shall be elected by the holders of Common Stock and the holders of Series A Preferred Stock, voting together as a single class.

                    (c) Any action which the holders of Series A Preferred Stock are authorized to take at a duly called annual or special meeting of stockholders may in lieu thereof be taken by means of a written consent of such holders.

          (5) Protective Provisions. In addition to any other rights provided by law, so long as at least 50% of the shares of Series A Preferred Stock issued by the Corporation remain outstanding, the Corporation and its subsidiaries shall not without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, on an as-converted to Common Stock basis:

               (i) amend or repeal any provision of, or add any provision to, this Certificate of Designation;

               (ii) authorize or issue any shares of any class or series of Senior Stock or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of Senior Stock of the Corporation;

               (iii) issue any bonds, debentures or notes or incur similar debt obligations, other than trade debt in the ordinary course of business;

               (iv) consummate a Change of Control Transaction, unless the aggregate value received for, or realizable in respect of, all outstanding shares of Series A Preferred Stock, determined in accordance with Section 2(c) hereof, as a result of such sale or other transaction or series of transactions exceeds an amount equal to $10.00 per share (as adjusted for stock splits and dividends in kind) multiplied by the number of shares of Series A Preferred outstanding (the "Aggregate Cash Purchase Price"), plus an amount sufficient to result in an overall internal rate of return (IRR) on the Aggregate Cash Purchase Price, taking into account for purposes of calculating such overall IRR any differences in the dates of issuance of such outstanding shares;

               (v) pay any dividend on any shares of Junior Stock, or repurchase or redeem any such shares of Junior Stock except for repurchases of unvested shares of Junior Stock at cost from employees, directors, consultants and other service providers.

               (vi) repurchase any outstanding shares of stock of the Corporation, except for (i) repurchase of shares held by employees of the Corporation pursuant to repurchase agreements approved by the Board of Directors and (ii) redemption of shares of Preferred Stock;

               (vii) amend the Bylaws of the Corporation to increase the authorized number of directors of the Corporation to more than eight (8).

               (viii) authorize or issue any shares of any class or series of Parity Preferred Stock or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of Parity Preferred Stock of the Corporation provided however that this clause (viii) shall terminate and shall be without further effect if the Warrants are not exercised to purchase 500,000 or more shares of Series A Preferred Stock prior to the six-month anniversary of the date of first issuance of Series A Preferred Stock or of any security convertible into Series A Preferred Stock.

          (6) Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

          (7) Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

         IN WITNESS WHEREOF, Evolve Software, Inc. has caused this Certificate of Designation to be executed by John Bantleman, its President, this _____ day of October, 2001.


                                           EVOLVE SOFTWARE, INC.